Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 6, 2019, relating to the consolidated financial statements and financial statement schedule of Broadridge Financial Solutions Inc., and the effectiveness of Broadridge Financial Solutions Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Broadridge Financial Solutions Inc. for the year ended June 30, 2019, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, New York
August 7, 2019